EXHIBIT 9.2

Portfolio Support Agreement

ZACKS INCOME ADVANTAGE STRAGEY PPORTFOLIO, SERIES 52

This Agreement, dated as of October 8th, 2020, is made by and between Zacks Investment Management, Inc., an Illinois corporation (“Zacks or Consultant”), and Guggenheim Funds Distributors, LLC. (“Guggenheim” or “Licensee”) as sponsor to, Zacks Income Advantage Strategy Portfolio, Series 52 (the “Trust”).

Recitals

A.       Consultant is an investment adviser federally registered or exempt under the Investment Advisers Act of 1940, as amended.

B.       Guggenheim sponsors, underwrites and distributes a wide array of unit investment trusts (“UITs”).

C.       Consultant has developed an investment strategy (which includes without limitation selection criteria and methodology) set forth in Schedule A (the “Strategy”), and Consultant/Licensor owns rights in and to the Strategy and the proprietary data relating to the Strategy (such rights, including without limitation, copyright, trademark or proprietary rights and trade secrets, being hereinafter collectively referred to as the “Intellectual Property”).

D.       The parties desire to enter into an agreement whereby Consultant, shall provide to Guggenheim a list of securities selected in accordance with the Strategy (any securities selected in accordance with the Strategy are referred to herein as “Appropriate Securities”) for deposit by Guggenheim, in its discretion, into the Trust.

E.       Consultant uses in commerce and has trade name, trademark and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the “Marks”).

F.       Licensee wishes to use the Strategy, Intellectual Property and the Marks in connection with the Trust.

The parties agree as follows:

1. Consultant Services.

(a) Selection of Securities. On or before July 6, 2020, Consultant shall provide Guggenheim with a list of Appropriate Securities for deposit by Guggenheim, in its sole discretion, into the Trust. If Consultant/Licensor fails to provide Guggenheim with a list of Appropriate Securities on or before such date, Consultant/Licensor shall be liable (and shall promptly pay) for any costs and expenses incurred by Guggenheim and the Trust resulting from such delay. The date that the Appropriate Securities are deposited is referred to herein as the “Deposit Date”. Guggenheim shall provide to Consultant the registration statement relating to the Trust (the “Registration Statement”). Consultant/Licensor hereby covenants, represents and warrants that, as of any Trust’s Deposit Date, any list of Appropriate Securities furnished pursuant to this Agreement shall be appropriate for inclusion in such Trust based on the investment objectives and criteria set forth in the Trust’s Registration Statement. Consultant further covenants, represents and warrants that: (i) as of the Trust’s Deposit Date, the Appropriate Securities and any consultation it provides with respect to the Trust will be consistent, and not conflict, with that provided to other Consultant/Licensor clients with similar investment objectives and strategies and a substantially similar investment program; (ii) the Appropriate Securities shall be selected based on a completely objective, verifiable and non-discretionary strategy; (iii) the historical performance results of securities selected pursuant to the Strategy will be based on all of the components of the Strategy; and (iv) Consultant shall not tamper with such results on a historical or “going forward” basis.

(b) Consultation. Consultant shall:

(i)       upon Guggenheim’s reasonable request, provide Guggenheim with information about the Appropriate Securities as reasonably necessary for use by Guggenheim in preparing and updating Registration Statement disclosures and marketing materials for the Trust; and

(ii)       promptly review for accuracy and completeness information provided and disclosures made in the Registration Statement for the Trust in which the Appropriate Securities are deposited.

(c) Standard of Performance. Consultant represents and warrants that: (i) the services will be performed with that degree of skill and care generally observed by companies performing the same or similar services and (ii) the services will be provided in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and standards.

(d) Non-disclosure. Neither Consultant nor any if its officers, directors, employees, members or agents shall disclose in any manner any information concerning the Trust, including any Appropriate Securities, prior to the Trust’s Deposit Date.

2. Term. The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the termination of the Trust.

3. Fees. As consideration for the services and license granted herein, Guggenheim shall pay to Consultant a one time (which fee is a Trust cost that Guggenheim expects the Trust to reimburse pursuant to the applicable Trust Indenture) fee equal to eight basis points (0.08%) of the aggregate daily liquidation value of transactional sales (specifically excluding fee based sales) made during the primary offering period (the “Support Fee”). The Support Fee shall be paid on a one-time basis on or before the 15th day of the second month after the close of the primary offering period. Consultant acknowledges that (a) Guggenheim may at any time determine that it does not wish to go forward with a primary offering of the Trust and, if it so determines, Guggenheim shall not be responsible for the payment of any Support Fee under this Agreement, (b) Guggenheim may delay the Deposit Date in its discretion, and (c) Guggenheim has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

5. Relationship of the Parties. This Agreement shall not be deemed to create any partnership or joint venture between Guggenheim and Consultant, and the services provided by Consultant/Licensor shall be as an independent contractor and not as an employee or agent of Guggenheim. Consultant shall have no authority whatsoever to bind Guggenheim on any agreement or obligation. Consultant agrees that it shall not hold itself out as an employee or agent of Guggenheim.

6. Confidentiality. A party may obtain proprietary, non-public information concerning the other party (“Confidential Information”) during the term of this Agreement. Each party shall keep the other party’s Confidential Information confidential and shall not use such information in any manner except as required to perform its obligations hereunder. In no event shall the following information be deemed a disclosing party’s Confidential Information: (a) information that is or becomes generally available to the public other than as a result of disclosure by the receiving party; (b) information that was within the receiving party’s possession prior to its being furnished by the disclosing party; (c) information that becomes available to the receiving party from a third party who is not, to the receiving party’s knowledge, bound by an obligation of confidentiality to the disclosing party and (d) information that is independently developed by the receiving party without the receiving party violating its obligations under this agreement. Notwithstanding the above, a receiving party may disclose the disclosing party’s confidential Information to the receiving party’s existing and potential affiliates and its and their respective employees, agents, advisors, directors and officers (collectively, “Representatives”), provided, however, such Representatives are made aware of this Agreement and agree to comply with the terms of this Agreement as if they were parties hereto. Any misuse or disclosure by a party’s Representative not permitted by this Agreement shall be deemed a breach of this Agreement by such party. Each party acknowledges that a breach of this Section would cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this Section in addition to all other remedies available at law or in equity.

7. Indemnification. Each party shall defend, indemnify and hold harmless the other party from any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) which the other party suffers by reason of any claims, demands, actions or suits brought by a third party arising from the other party’s (a) failure to comply with this Agreement or (b) breach of a representation or warranty contained in this Agreement.

8. Limitation of Liability. Neither party shall be liable to the other party for any liabilities, damages, costs and expenses except for those resulting from the other party’s breach of a representation or warranty contained in this Agreement, gross negligence or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental or similar damages or losses, regardless of how such damages or losses arise. Nothing in this paragraph is intended to limit a party’s right to indemnification under Section 7.

9. Representations and Warranties.

(a) Guggenheim. Guggenheim represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or its governing documents.

(b)       Consultant. Consultant represents, warrants and covenants that it is a corporation duly formed, existing and in good standing under the laws of the state of Illinios with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or any of its organizational documents. Consultant/Licensor further represents, warrants and covenants that (i) it is an investment adviser federally registered or exempt from registration under the Investment Advisers Act of 1940, as amended, and any applicable state statutes, (ii) the Strategy, Intellectual Property and Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and (iii) neither the selection of Appropriate Securities pursuant to the Strategy nor the Intellectual Property or the License granted pursuant to this Agreement infringes or otherwise violates any third-party’s intellectual property rights or other proprietary rights.

10.       Miscellaneous.

(a)       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of laws principles.

(b) Arbitration. Except as to any matter as to which the parties may seek equitable relief, any dispute arising out of this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in the city of Chicago, in the State of Illinois. The arbitrator of any such controversy shall not have the authority to modify or alter any express condition or provision of this Agreement. Any arbitration award rendered under this Section shall be final and binding, and judgment may be entered on the award in any court of competent jurisdiction.

(c)       Entire Agreement. This Agreement, including the Appendices and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof.

(d)       Assignment. Consultant shall not assign any rights or delegate any obligations under this Agreement without the prior written consent of Guggenheim, which consent shall not be unreasonably withheld. Any assignment in violation of this provision shall be void. Guggenheim may assign its rights and obligations under this Agreement to any successor in interest to all or substantially all of Guggenheim’s assets. This Agreement shall be binding upon the heirs, successors, legal representatives and permitted assigns of the parties.

(e)       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(f)       Survival. The provisions of Sections 6, 7, 8, 10(a), 10(b), and 10(f) shall survive the termination of this Agreement.

[Signature Page Follows]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first set forth above.

Zacks Investment Management, Inc.

By____________________________________

Name:

Title:

Guggenheim Funds Distributors, LLC.,as Sponsor of the Trust

By____________________________________

Name: Dennis Dunleavy

Title: Managing Director

Schedule A
The Strategy

These securities include only Closed-End Funds, common stocks, ADRs, MLPs and REITs. From this initial universe, the Trust portfolio is compiled using factors designed to identify securities in each segment below that meet certain investment criteria.

MLP Segment

The MLP portion of the Trust’s portfolio is reduced to 15 MLPs based on the following pre-set quantitative investment criteria:

1. Eliminate those MLPs with a share price less than $10.00 and less than $3 million in liquidity, where liquidity is defined as share price times the most recent 3-month trading volume as reported to Zacks Investment Research, Inc. by Sungard Reference Data Solutions, Inc.

2. Rank the remaining MLPs based on proportional short interest and eliminate the 20% with the largest amount of short interest, where short interest is defined as the percentage of shares outstanding that are held short as reported to the New York Stock Exchange or the NASDAQ Stock Market on the 15th day and last day of each month (the most recent reporting will be used).

3. Rank the remaining MLPs based on descending dividend yield, where dividend yield is defined as a company’s annual dividend (trailing 12 months dividend as reported by Zacks Research Investment) divided by its current market price, and select the highest 15 MLPs for inclusion in the Trust.

4. Weight these 15 MLPs based on dividend yield to make up 17.5% of the Trust. To weight these MLPs based on dividend yield, add together each of the 15 MLPs’ dividend yields to determine the aggregate dividend yield (“Aggregate Dividend Yield”) of the MLP Segment. Weight the 15 MLPs based on their individual contribution to the Aggregate Dividend Yield of the MLP Segment. For example, if the Aggregate Dividend Yield of the MLPs Segment is 50%, a MLP with a dividend yield of 3.5% will have a weighting equal to 7% (in other words, 3.5% divided by 50% equals 7% of the Aggregate Dividend Yield) of the MLP Segment.

Common Stock/ADR Segment

The Common Stock/ADR portion of the Trust’s portfolio is reduced to 40 securities based on the following pre-set quantitative investment criteria:

1. Eliminate all securities from the Zacks Oil/Energy Sector.

2. Rank the remaining securities in this asset segment by descending market capitalization and eliminate those securities not among the largest 1,000.

3. Eliminate those securities with a payout ratio of greater than 80%, where payout ratio is defined as a company’s most recent indicated annual dividend per share (defined as the last dividend declared, multiplied by four and then divided by the number of shares outstanding) divided by a company’s most recently reported earnings per share (defined as the trailing 12-month actual earnings divided by the number of shares outstanding), as reported by Zacks Investment Research.

4. From the remaining universe, eliminate those securities with a share price less than $10.00 and less than $5 million in liquidity, where liquidity is defined as share price times the most recent 3- month trading volume as reported to Zacks Investment Research, Inc. by Sungard Reference Data Solutions, Inc.

5. Rank the remaining securities based on descending dividend yield and select the highest 40 securities for inclusion in the Trust.

6. Weight these 40 stocks based on their individual contribution to the Aggregate Dividend Yield generated by the Common Stock/ADR Segment, which will make up 37.5% of the Trust.

REIT Segment

The REIT portion of the Trust’s portfolio is reduced to 20 REITs based on the following pre-set quantitative investment criteria:

1. Eliminate those REITs with a share price less than $10.00 and less than $5 million in liquidity, where liquidity is defined as share price times the most recent 3-month trading volume as reported to Zacks Investment Research, Inc. by Sungard Reference Data Solutions, Inc.

2. Rank the remaining REITs based on proportional short interest and eliminate the 20% with the largest amount of short interest.

3. Rank the remaining REITs based on descending dividend yield and select the highest 20 REITs for inclusion in the Trust.

4. Weight these 20 REITs based on their individual contribution to the Aggregate Dividend Yield generated by the REIT Segment, which will make up 20% of the Trust.

5. Mortgage REITs cannot make up more than 50% of the REIT Segment (i.e., 10% of the total portfolio). Should mortgage REITs make up more than 50% of the REIT Segment, their weight will be limited 10% of the total portfolio and the remainder will be proportionally weighted to the remaining REITs.

Oil & Energy Companies Segment

The Oil & Energy Companies portion of the Trust’s portfolio is reduced to 10 stocks based on the following pre-set quantitative investment criteria:

1. Eliminate any Oil & Energy stocks with a share price less than $10.00 and less than $3 million in liquidity, where liquidity is defined as share price times the most recent 3-month trading volume as reported to Zacks Investment Research, Inc. by Sungard Reference Data Solutions, Inc.

2. Rank the remaining stocks based on descending dividend yield and select the highest 10 stocks for inclusion in the Trust.

3. Weight these 10 stocks based on liquidity to make up 15% of the Trust. To weight these stocks based on liquidity, add together each of the 10 stocks’ liquidities to determine the aggregate liquidity (“Aggregate Liquidity”) of the Oil & Energy Companies Segment. Weight the 10 stocks based on their individual contribution to the Aggregate Liquidity of the Oil & Energy Companies Segment.

Closed-End Fund Segment

The Closed-End Fund portion of the Trust’s portfolio is reduced to 15 Closed-End Funds based on the following pre-set quantitative investment criteria:

1. Eliminate those Closed-End Funds that are not trading at a discount or have less than $300 million in assets under management.

2. Eliminate those Closed-End Funds that have a dividend yield equal to zero, where dividend yield is defined as trailing 12 month dividend yield as reported by Morningstar.

3. Eliminate those Closed-End Funds with less than $3 million in liquidity, where liquidity is defined as share price times the most recent 3-month trading volume as reported to Zacks Investment Research, Inc. by Morningstar, Inc.

4. Rank the remaining Closed-End Funds based on descending dividend yield and select the highest 15 Closed-End Funds for inclusion in the Trust, where dividend yields is defined as trailing 12 month dividend yield as reported by Morningstar.

5. Weight these 15 Closed-End Funds based on their individual contribution to the Aggregate Dividend Yield generated by the Closed-End Fund Segment, which will make up 10% of the Trust.

Final Portfolio Construction

The 5 asset segments are combined to form the total portfolio. A final liquidity check is performed to ensure investability and portfolio capacity. Any security eligible for inclusion in the Trust portfolio with liquidity of less than the estimated total dollar value of the security as of the Security Selection Date will be removed from the Trust portfolio and replaced by the next highest ranked security in the same asset segment. Individual securities are capped at a maximum weighting of 4%.

In the event that a security that has a pending cash or stock merger and acquisition or bankruptcy which will lead to delisting the security is chosen, that security will be removed and the next security in the list will be selected for inclusion in the portfolio. Such events will be determined by reviewing the announced merger and acquisition data from Bloomberg and if the announced date falls before the Security Selection Date, an announcement of an agreement to be acquired in whole for cash or stock from an acquiring company or bankruptcy filing will cause removal.

In the event that a non-MLP security is selected which is not treated as a corporation for U.S. tax purposes, that non-MLP security will be removed and the next security in the list will be selected for inclusion in the portfolio.

Schedule B

Consultant Marks